Exhibit 99
NEWS	RELEASE

CCNE		Contact: Charles R. Guarino
NASDAQ		Treasurer
L I S T E D		(814) 765-9621
FOR IMMEDIATE RELEASE

BOWER TO BECOME PRESIDENT/CHIEF EXECUTIVE OFFICER FOR CNB FINANCIAL CORPORATION/CNB BANK

CLEARFIELD, PENNSYLVANIA – December 24, 2009

Dennis Merrey, Chairman of the Board of CNB Financial Corporation and CNB Bank announced today that Mr. Joseph B. Bower, Jr. will be assuming the role of President and Chief Executive Officer at CNB Bank and CNB Financial Corporation effective January 1, 2010. The Board of Directors announced in July, 2009 that Mr. Bower would be assuming this role with the pending retirement of William F. Falger on December 31, 2009.

In making the announcement, Mr. Merrey stated, “Over the past several years Mr. Bower has played an increasingly larger role in the strategic planning and direction of both the Bank and the Corporation. Joe’s broad based experience and knowledge in the banking and financial services industries will serve the Corporation well. The Board of Directors look forward to working with Joe and in continuing the strong traditional values and culture of CNB Bank.”

Currently, Mr. Bower is a Director, Executive Vice President and Chief Operating Officer for the Bank and Director and Secretary for the Corporation, since 2004. In this latest position, Mr. Bower was responsible for all operational aspects of the bank including compliance with federal regulations. In addition, he managed personnel issues, marketing and product development. Joe was instrumental in the development and implementation of ERIEBANK, a division of CNB Bank. He, along with other members of executive management, prepared and executed the bank’s strategic plan. In addition to being involved in the formal preparation of the bank’s annual budget and the ongoing monitoring of performance and meeting the budget goals, Mr. Bower has been a member of the bank’s asset/liability, trust, strategic planning and loan review committees.

As President & CEO of CNB Bank and CNB Financial Corporation, Mr. Bower will lead the bank and corporation in the overall strategic planning process and execution of the plan. He will work with the Board of Directors of CNB Financial Corporation to develop and direct the financial policies and practices of the bank’s retail, commercial, investment and Private Banking divisions to ensure that financial objectives, goals, and institutional growth are met. He will develop, along with other members of the executive management team, investment, loan, interest, and reserve strategies to ensure optimum shareholder returns while complying with government restrictions, and sound financial practices.

“Mr. Bower’s appointment is a product of the Board’s long-standing commitment to an active executive succession planning initiative,” Mr. Merrey went on to say, “The Board continues an active process for the development, replacement, and strategic application of key people focusing on the organization’s values, mission, and strategic plans.”

Joe joined CNB in 1997 as the Senior Vice President and Chief Financial Officer for the Bank and Treasurer for the Corporation. Prior to joining CNB, he was Chief Financial Officer for Mifflinburg Bank & Trust Company, Mifflinburg, PA. He also served a period of time with the Mifflinburg Bank as Internal Auditor and Controller.

A native of Elimsport, PA, Joe graduated from Montgomery Area High School in 1981. He later graduated magna cum laude from Lycoming College in May, 1989 with a B.A. in accounting. He also completed training with the U.S. Army ROTC program and graduated from the U.S. Army Ordinance School Officer Basic Course. In the process of attaining his CPA, Joe worked for Parente, Randolph, Orlando, Carey & Associates in Williamsport, in charge of audit engagements with a number of bank clients.

Mr. Bower currently serves on the Board for Clearfield County Economic Development Corporation and is the Treasurer. He has also served as President of the Board for the Clearfield Area School District and has coached in the Youth Soccer League in Clearfield.

Joe resides in Clearfield with his wife Hillary. He has three children, Britney, Mindy, and Ryan, and a stepdaughter, Kayleigh.

Mr. Merrey further acknowledged Mr. Falger’s retirement by saying, “On behalf of the shareholders, employees, and board of directors, I extend a heartfelt appreciation to Mr. Falger for his tireless efforts while leading the Bank and the Corporation over the last 17 years. The Corporation’s growth and successes are a tribute to Mr. Falger’s strategic thinking and leadership while holding in high regard the traditional values and culture of CNB. We are pleased that Mr. Falger will continue to serve the Corporation on the Board of Directors of both CNB Bank and CNB Financial Corporation. Further, we wish Bill the very best in his retirement.”

Based on strong, traditional values, CNB Bank is dedicated to being the premier, financial service provider in our communities, focused on the changing needs of people and businesses by providing the highest quality service.

CNB Financial Corporation is a $1.1 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-six full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.